EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

News Release

Contact: Dana Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

American Pacific Corporation Completes Divestiture of its

In-Space Propulsion Business

LAS VEGAS, NEVADA, July 31, 2012 – American Pacific Corporation (“AMPAC”) (NASDAQ: APFC) announced today that it completed the divestiture of its Aerospace Equipment segment or In-Space Propulsion business to Moog Inc. (NYSE: MOG.A and MOG.B). The purchase price is approximately $46 million in cash and the divestiture will be effective as of August 1, 2012. The In-Space Propulsion business, with locations in New York, California, Ireland and the United Kingdom, is a developer and manufacturer of liquid propulsion systems and components for satellites and missile defense systems.

Janes Capital Partners acted as financial advisor and Morrison & Foerster acted as legal advisor to AMPAC. Hodgson Russ acted as legal advisor to Moog Inc.

ABOUT AMERICAN PACIFIC CORPORATION

AMPAC is a leading custom manufacturer of fine and specialty chemicals. AMPAC supplies active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry, AMPAC provides specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC produces clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Additional information about AMPAC can be found at www.apfc.com.

ABOUT MOOG INC.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information can be found at www.moog.com.

Contact: Ann Marie Luhr – (716) 687-4225

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SOURCE:  American Pacific Corporation

3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169

PHONE (702) 735-2200 • FAX (702) 735-4876